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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

Kelly, Jr.               James                    E.
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   (Last)               (First)                 (Middle)

                                 118 24th Street
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                                    (Street)

Avalon,                  NJ                      08202
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

                            Prime Bancorp, Inc./PBNK

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

                                 December 1998
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


Exec. Vice President and CFO
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7. Individual or Joint/Group Report
      (check applicable line)

  X     Form Filed by One Reporting Person
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        Form Filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                            5.             6.
                                 2.            3.            4.                              Amount of      Owner-
                                 Transaction   Transaction   Securities Acquired (A) or      Securities     ship
                                 Date          Code          Disposed of (D)                 Beneficially   Form:     7.
                                 (Month/       (Instr. 8)    (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                 Day/                                                        of Issuer's    (D) or    Indirect
1.                               Year)                                                       Fiscal Year    Indirect  Beneficial
Title of Security                                            --------------------------      (Instr. 3      (I)       Ownership
(Instr. 3)                                                    Amount   (A)or      Price       & 4)          (Instr.4) (Instr. 4)
                                                                       (D)
-------------------------------------------------------------------------------------------------------------------------------


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
*If the form is filed by more than one reporting person, see instruction 4(b)(v)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                  2.                                                                                      Deriv-    of
                  Conver-                     5.                              7.                          ative     Deriv-   11.
                  sion                        Number of                       Title and Amount            Secur-    ative    Nature
                  of                          Derivative    6.                of Underlying      8.       ities     Secur-   of
                  Exer-                       Securities    Date              Securities         Price    Bene-     ity:     In-
                  cise      3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)   of       ficially  Direct   direct
                  Price     Trans-   4.       or Disposed   Expiration Date   ----------------   Deriv-   Owned     (D) or   Bene-
1.                of        action   Trans-   of (D)        (Month/Day/Year)            Amount   ative    at End    In-      ficial
Title of          Deriv-    Date     action   (Instr. 3,    ----------------            or       Secur-   of        direct   Owner-
Derivative        ative     (Month/  Code     4 and 5)      Date     Expira-            Number   ity      Year      (I)      ship
Security          Secur-    Day/     (Instr.  ------------  Exer-    tion               of       (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity       Year)    8)        (A)   (D)    cisable  Date     Title     Shares   5)       4)        4)       4)
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
Employee
Stock Option                                                                    Common
(right to buy)   $16.125(1) 11/17/97   A       25,000(1)      11/17/97 11/16/07 Stock    25,000(1)        25,000(1)  D
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Employee
Stock Option                                                                    Common
(right to buy)   $17.375    12/16/98   A       10,000         12/16/98 12/15/08 Stock    10,000           10,000     D
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
Explanation of Responses:

(1) All amounts have been adjusted to reflect the Issuer's 2-for-1 stock split during June, 1998.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



             James E. Kelly, Jr.                                2/16/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date



Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.